MSB Financial Corp. Announces Quarterly Results


MILLINGTON, N.J., Jan. 29, 2008 (PRIME NEWSWIRE) -- MSB Financial Corp. (Nasdaq:MSBF) (the "Company"), the holding company for Millington Savings Bank (the "Bank"), reported net income of $234,000 for the three months ended December 31, 2007, an increase of 36.0% over net income of $172,000 for the quarter ended December 31, 2006. For the six months ended December 31, 2007, the Company reported net income of $360,000, an increase of 14.3% over net income for the six month period ended December 31, 2006, which totaled $315,000.


Net interest income for the three and six months ended December 31, 2007 increased to $1.9 million and $3.7 million, respectively, from $1.7 million and $3.4 million for the three and six months ended December 31, 2006. For the three months ended December 31, 2007, the yield on interest earning assets was 6.11%, an increase of 5 basis points when compared to the same period in 2006. For the six months ended December 31, 2007, the yield on interest earning assets was 6.12%, an increase of 5 basis points when compared to the same period in 2006. The net interest margin increased to 2.72% for the three months ended December 31, 2007, compared to 2.59% for the three months ended December 31, 2006, an increase of 13 basis points. The net interest margin increased to 2.72% for the six months ended December 31, 2007, compared to 2.61% for the six months ended December 31, 2006, an increase of 11 basis points. The higher levels of interest-earning assets, primarily a result of the Bank's continued loan growth, have generated higher levels of net interest income and net interest margins.


The loan loss provision for the three and six months ended December 31, 2007 was $40,000 and $55,000, respectively. For the three and six months ended December 31, 2006, no provisions were made. The Bank's management reviews the level of the allowance for loan losses on a quarterly basis and establishes the provision for loan losses based upon the volume and types of lending, delinquency levels, loss experience, the amount of impaired and classified loans, economic conditions and other factors related to the collectability of the loan portfolio. The provision was increased primarily due to growth in the loan portfolio, and changes in the trends in volume and contractual terms of the loans, economic conditions and concentrations of credit.


Non-interest income for the quarter ended December 31, 2007 totaled $165,000, an increase of $2,000 or 1.2% compared to the same period in 2006. For the six months ended December 31, 2007, non-interest income totaled $324,000, an increase of $8,000, or 2.5%, when compared to the same period in 2006.


Non-interest expense was $1.6 million for both the quarters ended December 31, 2007 and December 31, 2006. For the six months ended December 31, 2007, non-interest expense totaled $3.4 million, compared to $3.2 million for the six months ended December 31, 2006, an increase of 5.6%. Salaries and benefits expense increased due to normal salary increases and the adoption of an employee stock ownership plan, partially offset by a reduction in pension expense due to an amendment to the Bank's 401-K plan.


Other expense increased primarily due to costs associated with being a public company. These increases were offset in part by a reduction in advertising expense, which was higher in 2006 due to marketing the opening of the Bank's Martinsville branch office at the end of July 2006.


Total assets were $292.9 million at December 31, 2007, compared to $ 284.6 million at June 30, 2007 due primarily to an increase of $7.8 million in loans receivable, net. Deposits were $211.9 million at December 31, 2007, compared to $211.1 million at June 30, 2007. FHLB advances were $35.0 million at December 31, 2007, up $7.1 million from $27.9 million at June 30, 2007.


Shares of the Company's common stock trade on the NASDAQ Global Market under the symbol "MSBF." The Company is majority owned by its mutual holding parent, MSB Financial, MHC.

                               MSB FINANCIAL CORP
               (Dollars in Thousands, except for per share amount)

                        SELECTED FINANCIAL AND OTHER DATA

Balance Sheet Data:
                                                    (Unaudited)
                                                At December 31, 2007            At June 30, 2007
                                                --------------------            ----------------
Total assets                                   $       292,900                  $     284,578
Cash and cash equivalents                                4,261                          4,269
Loans receivable, net                                  241,250                        233,498
Securities held to maturity                             29,110                         29,336
Deposits                                               211,854                        211,118
Federal Home Loan Bank advances                         34,982                         27,889
Total stockholders' equity                              43,717                         43,346

Summary of Operations:
                                                  (Unaudited)                         (Unaudited)
                                                    For the                            For the
                                                Six Months Ended                  Three Months Ended
                                                  December 31,                        December 31,
                                            -----------------------             ----------------------
                                            2007              2006              2007             2006
                                            ----              ----              ----             ----
Total interest income                       $   8,302         $   7,915         $  4,199         $   4,041
Total interest expense                          4,608             4,505            2,328             2,310
                                            ---------         ---------         --------         ---------

Net interest income                             3,694             3,410            1,871             1,731

Provision for loan losses                          55                 0               40                 0
                                            ---------         ---------         --------         ---------
Net interest income after
    provision for loan losses                   3,639             3,410            1,831             1,731

Noninterest income                                324               316              165               163
Noninterest expense                             3,418             3,236            1,635             1,625
                                            ---------         ---------         --------         ---------

Income before taxes                               545               490              361               269
Income tax provision                              185               175              127                97
                                            ---------         ---------         --------         ---------

Net income                                  $     360         $     315         $    234         $     172
                                            =========         =========         ========         =========

Net income per common
  share: basic and diluted                  $    0.07         $    0.10         $   0.04         $    0.06

Weighted average number
   of shares of common
   stock outstanding                        5,430,219         3,091,344         5,432,335        3,091,344


Performance Ratios:
                                                  (Unaudited)                         (Unaudited)
                                                    For the                            For the
                                                Six Months Ended                  Three Months Ended
                                                  December 31,                        December 31,
                                            -----------------------             ----------------------
                                            2007              2006              2007             2006
                                            ----              ----              ----             ----
Return on average assets
  (ratio of net income to
  average total assets)                       0.25%            0.23%             0.32%            0.24%

 Return on average equity
  (ratio of net income to
  average equity)                             1.65             3.18              2.14             3.46

 Net interest rate spread                     2.17             2.42              2.18             2.40

 Net interest margin on
  average interest-earning
  assets                                      2.72             2.61              2.72             2.59

 Average interest-earning
  assets to average interest-
  bearing liabilities                       116.19           105.59            116.10           105.53

 Operating expense ratio
  (noninterest expenses to
  average total assets)                       2.37             2.33              2.24             2.29

 Efficiency ratio (noninterest
  expense divided by sum of
  net interest income and
  noninterest income)                        85.07            86.85             80.30            85.80

                                                                    (Unaudited)
                                                                     At or For the
                                                                  Six Months Ended
                                                                    December 31,
                                                              ----------------------
                                                              2007              2006
                                                              ----              ----
Asset Quality Ratios:

Non-performing loans to total loans                            1.11%             0.65%
Non-performing assets to total assets                          0.94              0.47
Net charge-offs to average loans outstanding                   0.00              0.00
Allowance for loan losses to non-performing loans             35.75             61.25
Allowance for loan losses to total loans                       0.40              0.40

Capital Ratios:

Equity to total assets at end of period                       14.93%             6.18%
Average equity to average assets                              15.18              7.13

Number of Offices                                              4                 4


CONTACT:  MSB Financial Corp.
          Michael Shriner, Executive Vice President
          908-647-4000
          mshriner@millingtonsb.com